Exhibit 99.1

KOIL Energy Reports First Quarter 2025 Results

May 20, 2025

HOUSTON, May 20, 2025 (GLOBE NEWSWIRE) -- Koil Energy Solutions, Inc. (OTCQB: KLNG), a specialist in deepwater energy production and distribution equipment and services, released today its first quarter 2025 results.

First Quarter 2025 Results

•	Revenue of $ 5.3 million
•	Adjusted EBITDA margin of 6%
•	Gross margin of 31%

Erik Wiik, President and Chief Executive Officer of KOIL Energy, stated, “After four consecutive quarters of stellar performance, these results fell short of our expectations. We increased our base cost structure in response to last year’s elevated revenue levels, without adequately accounting for the inherent volatility in fixed-price contracts. We always knew our growth journey would have its ups and downs, and while this quarter presented a challenge, it reinforces our commitment to carefully building sustainable momentum and delivering long-term value to our shareholders.”

For the three months ended March 31, 2025, Koil Energy generated revenue of $5.3 million and EBITDA of $339,000, resulting in a 6% margin. These results represent a 9% decrease in revenue and $394,000 lower EBITDA compared to the first quarter of the previous year. Gross margin equaled 31%, driven by increased headcount combined with lower labor utilization. Accordingly, net income was approximately break-even. At quarter-end, the Company’s working capital stood at $5.1 million, accounts receivable totaled $4.9 million, and cash on hand was $2.2 million.

Our team will remain focused on growing the company and delivering on our growth strategy. We are excited to see that two-thirds of the recent growth in service contracts was tied to the installation of the equipment we built last year, affirming the success of our bundling strategy. Order intake and bidding activity have picked up significantly, and we believe this momentum will continue throughout 2025.

In the coming quarters we will focus on sharpening our financial execution, driving higher utilization across our workforce, managing working capital with discipline, and ensuring that our growth investments are appropriately scaled and timed.

KOIL Energy remains a great investment opportunity! We offer mission-critical deepwater solutions with a high barrier to market entry. KOIL Energy is a fast-growing company with a strong foundation and no long-term debt.

KOIL Energy will host an investor conference call to review its first quarter 2025 results on Tuesday, May 20, 2025, at 10:00 am Eastern Time.

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The earnings release and a replay of the conference call will also be available on the Company's website, www.koilenergy.com, under the “Investors” section.

PARTICIPANT WEBCAST LINK:

https://edge.media-server.com/mmc/p/6pb4pzzv

PARTICIPANT CALL DIALS:

Participant Toll-Free Dial: 1-833-630-1956

Participant Toll/Int’l Dial: 1-412-317-1837

Conference Code: Koil Energy Solutions call

Replay (7 days) – Ends on May 27

Toll-Free Dials:          1-877-344-7529

International Toll:      1-412-317-0088

Replay Access Code: 4756217

About KOIL (www.koilenergy.com)

KOIL Energy is a leading energy services company offering subsea equipment and support services to the world's energy and offshore industries. We provide innovative solutions to complex customer challenges presented between the production facility and the energy source. Our core services and technological solutions include distribution system installation support and engineering services, umbilical terminations, loose-tube steel flying leads, and related services. Additionally, KOIL Energy's experienced team can support subsea engineering, manufacturing, installation, commissioning, and maintenance projects located anywhere in the world.

Forward-Looking Statements

Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company's filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

Investor Relations:

ir@koilenergy.com

281-862-2201

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KOIL ENERGY SOLUTIONS, INC.

SUMMARY FINANCIAL DATA

(UNAUDITED)

Comparative Condensed Consolidated Income Statement

	Three Months Ended March 31,
(In thousands, except per share amounts)	2025	2024
Revenues	$5,250	$5,791
Cost of sales	3,598	3,761
Selling, general and administrative	1,727	1,460
Operating (loss) income	(75)	570
Total other (income) expense	(54)	(9)
(Loss) income before income tax expense	(21)	579
Income tax expense	8	3
Net (loss) income	$(29)	$576
Net (loss) income per share, basic	$(0.00)	$0.05
Weighted-average shares outstanding, basic	12,088	11,971

Comparative Condensed Consolidated Balance Sheets

	March 31, 2025	December 31, 2024
(In thousands)
Assets:
Cash	$2,193	$3,422
Other current assets	7,161	6,784
PP&E, net	3,124	2,791
Other non-current assets	6,754	5,743
Total assets	$19,232	$18,740

Liabilities:
Current liabilities	$4,266	$4,524
Other long-term liabilities	6,321	5,612
Total liabilities	10,587	10,136
Stockholders’ equity	8,645	8,604
Total liabilities and stockholders’ equity	$19,232	$18,740

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Adjusted EBITDA:

	Three Months Ended March 31,
(In thousands)	2025	2024
Net income (loss)	$(29)	$576
(Deduct) Add: Interest (income) expense, net	(13)	(8)
Add: Income tax expense	8	3
Add: Depreciation and amortization	146	144
Add: Share-based compensation	70	19
Deduct: Gain on sale of asset	(1)	–
Add: Restructuring costs	158	–
Adjusted EBITDA	$339	$734

Cash flow data:

	Three Months Ended March 31,
(In thousands)	2025	2024
Cash provided by (used in):
Operating activities	$(766)	$(307)
Investing activities	(463)	(10)
Financing activities	–	265
Change in cash	$(1,229)	$(52)

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